Exhibit 10.5.1
KANSAS CITY SOUTHERN
EXECUTIVE DEFERRED COMPENSATION PLAN
AMENDMENT NO. 1

    With this Amendment No. 1 dated this 2nd day of November, 2021, Kansas City Southern, a Delaware corporation (the “Company”) amends the Kansas City Southern Executive Deferred Compensation Plan, dated August 31, 2018 (the "Plan").
    WHEREAS, as is permitted by Article IX of the Plan, the Company desires to amend the Plan to expand the types of compensation that are eligible to be deferred thereunder;
    NOW THEREFORE, effective as of November 1, 2021, the Company hereby amends Article II of the Plan by replacing the Plan's defined terms of "Compensation," "Compensation Deferral Agreement," "Deferral" and "Sub-Account" with the following definitions, and adding a new defined term of "Class Year Other Deferral Sub-Account":
Compensation. Compensation means a Participant's (i) base salary, (ii) incentive bonuses paid under the Company's Annual Incentive Plan or (iii) any other type of compensation otherwise eligible to be paid to a Participant from the Company and which the Company's Chief Executive Officer, in his or her sole discretion, designates as eligible to be deferred pursuant to a Compensation Deferral Agreement and that is permissible to be deferred under Code Section 409A.
Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies with respect to each Deferral: (i) the amount of each component of Compensation (e.g., base salary, annual incentive bonus or other specified eligible component of Compensation) that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the payment schedule applicable to one or more Sub-Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 50% of their base salary and up to 75% of their incentive bonuses under the Company's Annual Incentive Plan (which may or may not constitute Performance-Based Compensation). Unless otherwise determined by the Company, all required tax withholding associated with any deferral of Compensation will be withheld from the Participant's other compensation. A Compensation Deferral Agreement may also specify the investment allocation described in Section 7.4.
Class Year Other Deferral Sub-Account. Class Year Other Deferral Sub-Account means the Sub-Account to which a Deferral from a component of Compensation other than base salary or an incentive bonus under the Company's Annual Incentive Plan is made during a single calendar year. A separate Class Year Other Deferral Sub-Account will be established for each separate calendar year for which a deferral has been made.
Deferral. Deferral means a credit to a Sub-Account that records that portion of the Participant's Compensation that the Participant has elected to defer pursuant to his or her Compensation Deferral Agreement, and with respect to such deferral specifying both (i) the designated payment commencement date or event and (ii) the payment schedule applicable for those deferrals. Unless the context of the Plan clearly indicates otherwise, a reference to a Deferral includes Earnings attributable to such Deferrals. Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant before any deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

Sub-Account. Sub-Account means a Participant's Class Year Bonus Deferral Sub-Account, Class Year Salary Deferral Sub-Account, Class Year Other Deferral Sub-Account, or Company Sub-Account. Except for the Company Sub-Account, each sub-account is a bookkeeping account maintained by the Company to record the Deferrals made to that sub-account for a specific year. The Company Sub-Account is a bookkeeping account maintained by the Company to record all Company Contributions (regardless of any specific year). Each Sub-Account is intended to constitute an unfunded obligation within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
Except as otherwise provided in this Amendment, the provisions of the Plan remain in full force and effect.
Kansas City Southern

By:     /s/ Adam J. Godderz
    Adam J. Godderz
    General Counsel & Corporate Secretary